Exhibit 99

For Immediate Release

Contact: Linda Kyriakou – 212-986-5500

Sequa Posts Higher Operating Results for Second Quarter

New York, August 14 – With improvement across a range of operations and particularly strong advances at its metal coating, specialty chemicals and can machinery business units, Sequa Corporation (SQAA, NYSE) generated a 17 percent advance in operating income on nine percent higher sales for the second quarter of 2003.

            Operating income for the quarter ended June 30, 2003 increased to $16.7 million from $14.3 million in the same period of 2002, while sales totaled $420.3 million in the current year’s second quarter, up from sales of $384.4 million in the second quarter a year ago.  Operating income is after restructuring charges of $2.5 million in the second quarter of 2003 and $0.9 million in the 2002 period.  For the 2003 period, operating income includes $3.1 million derived from a reduction in the company’s estimated obligation related to a dispute on contractual issues at the commercial aviation repair business of the aerospace segment.

            Income from continuing operations advanced to $3.3 million or 27 cents per share for the second quarter of 2003 from $1.4 million or eight cents per share in the year-ago period.  The current quarter includes a pre-tax gain of $3.8 million on the sale of assets.  The gain, which is recorded as other income, increased income from continuing operations by 24 cents per share.  The 2002 quarter included a $0.5 million gain on a natural gas swap that added three cents per share to income from continuing operations.  Results for the second quarter and six months of 2002 have been restated for discontinued operations.

            Income from discontinued operations – which represents the results of the ARC propulsion business – was $2.1 million or 21 cents per share for the second quarter of 2003 and $2.3 million or 22 cents per share for the same period a year ago.  Final net income amounted to $5.5 million or 48 cents per share in the second quarter of 2003, compared with net income of $3.7 million or 30 cents per share a year ago.

Summary of Results by Business Segment

Sequa’s business segments changed in the second quarter, following the May 2003 agreement to sell the ARC propulsion business to GenCorp and the consequent reclassification of this business to discontinued operations.  As a result, Sequa established a new segment, Automotive, that consists of the remaining ARC operation – airbag inflator manufacturer ARC Automotive – and Casco Products, a supplier of automobile cigarette lighters, power outlets and electronic monitoring devices.  Casco Products was previously included in the other products segment.

Aerospace   Chromalloy Gas Turbine, Sequa’s largest operating unit, recorded sharply   lower sales and operating income for the second quarter of 2003 compared with the same period last year, due to the continued downturn and intense pricing pressure in the commercial airline market.   Second quarter operating income for the segment is after a restructuring charge of $1.6 million.  In response to the persistent restrictive market conditions, Chromalloy has consolidated its facility usage, intensified internal efficiency efforts, and reduced its workforce.  With airline customers reporting modest improvement in the tone of business, it appears likely that results for Chromalloy will be higher in the third quarter of 2003 than in the second quarter.  Full-year results, however, are expected to be lower than in 2002.

Automotive    The two operations in the segment – ARC Automotive and Casco Products – had higher sales for the second quarter, due chiefly to advances at overseas units.  Operating income declined, as ARC Automotive recorded a small loss and Casco posted lower results after restructuring charges and costs associated with the transfer of operations from the Northeast to lower cost operating regions.  The effect of these factors was mitigated by the benefits of higher sales, improved operating efficiencies and the translation of foreign currency results into US dollars.

Metal Coating   Precoat Metals, which coats coils of steel and aluminum for industrial end users, registered sharply higher sales and profits for the second quarter.  The sales gain was derived chiefly from new metal management programs, although sales to the large building products market began to strengthen in the quarter. Profitability at this unit continued to benefit from ongoing Six Sigma and other operational excellence initiatives.

Specialty Chemicals  Results of United Kingdom-based chemicals supplier Warwick International moved sharply higher in the second quarter, with sales up 27 percent and operating income more than 70 percent ahead.  The gains reflect improvement at both the detergent chemicals manufacturer and the specialty chemicals marketing units.  Warwick’s results, which were bolstered by the effects of Six Sigma and other operational excellence activities, also reflect the benefit of a rise in the value of the Euro against the British pound and the favorable effect of translating foreign currency results into US dollars.

Other Products  Results improved for the two larger of three operating units remaining in the other products segments.  Sales of the largest business, equipment supplier MEGTEC Systems, moved higher, benefiting from increased European sales of emission control products.  This unit posted a modest profit for the second quarter, despite continued poor conditions in one of its principal markets – graphic arts.  Results for MEGTEC are expected to continue to improve over the balance of the year, as the benefits derived from past restructuring actions and ongoing Six Sigma efforts continue to accumulate.  Sequa Can Machinery posted sharply higher results for the quarter, as sales more than doubled and profits rose substantially.  Based on backlog at the end of the quarter, results for this unit are expected to decline substantially in the second half from the high level of the first six months of 2003.  The men’s apparel unit, After Six, recorded lower results for the second quarter, reflecting seasonally lower sales and pricing constraints in the formal wear market.

Six Months Summary

For the first half of 2003, Sequa’s sales rose nine percent to $817.8 million from

$750.5 million in the same period of 2002, and operating income increased 17 percent to $23.6 million from $20.1 million.  The company recorded a loss from continuing operations of  $0.1 million or 11 cents per share for the six months of 2003 and a loss from continuing operations of $2.5 million or 34 cents per share for the same period of 2002.

Results for the six months of 2002 were further reduced by a change in accounting for goodwill – which lowered results by $13.0 million or $1.25 per share.

             For the six months of 2003, income from discontinued operations (ARC propulsion) was $2.5 million or 24 cents per share.  In the comparable period of 2002, the company recorded a loss from discontinued operations of $98.7 million or $9.49 per share.  The 2002 loss reflected income from discontinued operations (ARC propulsion) of $3.1 million or 30 cents per share, offset by a loss of $101.8 million or $9.79 per share from a change in accounting for goodwill.

8/14/03

Note:  This press release includes forward-looking statements that are subject to risks and uncertainties.  A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward looking statements.  For additional information, see the comments included in Sequa=s filings with the Securities and Exchange Commission.